EXHIBIT 10.1

Visa Inc. Incentive Plan (VIP)

Plan Document

(As Amended and Restated Effective July 18, 2022)

Section 1:    DEFINITIONS

1.1Administrator: the global head of the Visa Inc. People organization
1.2Board: the Board of Directors of Visa Inc.
1.3CEO: the Chief Executive Officer of Visa Inc.
1.4Code: the Internal Revenue Code of 1986, as amended.
1.5Compensation Committee: the Compensation Committee of the Board.
1.6Company: Visa Inc. and its Company Affiliates.
1.7Company Affiliate: any trade or business (whether or not incorporated) of which at least 25% is owned, directly or indirectly, by Visa Inc.
1.8Corporate Goals: the goal(s) (or combined goal(s)) determined by the Compensation Committee or Company management, as applicable (in their discretion) to be applicable to a Participant with respect to payments hereunder. The Corporate Goals applicable to a payment hereunder may provide for a targeted level or levels of achievement using one or more financial, corporate (including divisional, business unit, or similar business sector), operational, or other measures as may be adopted by the Compensation Committee or Company management (as applicable) in their discretion. The Corporate Goals may be based on absolute target numbers or relative results compared to a prior period. The measures that constitute the Corporate Goals may, at the discretion of the Compensation Committee or Company management, as applicable, be based on pro forma numbers and may, as the Compensation Committee or Company management (as applicable) specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Corporate Goals may differ from Participant to Participant. In establishing a Corporate Goal, the Compensation Committee or Company management (as applicable) may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.
1.9Disability: the termination of employment of a Participant due to the Participant’s permanent disability, as determined pursuant to the Company’s or its Affiliate’s long-term disability plan under which the Participant is covered from time to time.
1.10Employee: any “regular” full-time or part-time active employee (as defined in the Company’s Employee Handbook) of the Company, as determined by the Company and reported as a common law employee on the payroll records of the Company. Employee excludes every other individual, including employees classified as temporary under the Company’s policies, leased employees, consultants, and independent contractors (including freelancers), regardless of whether a court or administrative agency subsequently determines that such individuals are common law employees.
1.11Normal Retirement: termination of a Participant’s employment due to the Participant’s termination at or after attainment of normal retirement eligibility under the generally applicable retirement plan of the Company or its Affiliate under which the Participant is covered in his or her home country.

1.12Participant: an Employee who satisfies the requirements of Section 3 and who is not excluded from participation under the Plan.
1.13Performance Period: the fiscal year beginning October 1 and ending September 30, which shall also be the Plan Year.
1.14Plan: this Visa Inc. Incentive Plan, as amended and restated.
1.15Plan Year: the fiscal year beginning October 1 and ending September 30.
1.16Severance Notice Period: the period, if any, between the date on which the Company provides notice of a severance, or the Notice Date as defined in the applicable Company severance plan or arrangement, and the Employee’s termination date.
Section 2:    OBJECTIVE

The Plan is a global annual incentive program designed to reward Employees whose performance during the fiscal year enabled the Company to achieve favorable business results. The Plan focuses Employee efforts on the achievement of specific goals in support of the Company's business strategy and provides for an opportunity to receive annual payouts based on individual and corporate performance.
Section 3:    ELIGIBILITY

3.1Unless otherwise determined by the Administrator or Compensation Committee, eligibility to participate in the Plan for each Plan Year shall be automatic for all Employees (who do not participate in any other Company annual incentive plan) hired or rehired by July 1 of the Plan Year ending September 30, or such other date as the Administrator or Compensation Committee shall determine.
3.2To be eligible for consideration for an award, a Participant must be employed by the Company and actively performing his or her job for a minimum of three months (or such other time period as the Compensation Committee or Administrator shall determine) during the Plan Year with continued employment through the date of payment of an award for such Plan Year, except as provided below in the event of death, Disability, Normal Retirement, or with respect to individual incentive award amounts subject to a Participant’s timely deferral election under the 2005 Deferred Compensation Plan in the case of the Participant’s termination of employment after the end of a Plan Year but prior to the date of payment of an award for such Plan Year.
3.3If a Participant dies or terminates employment due to Normal Retirement or Disability during the Plan Year, the Employee may be eligible for a prorated payout for the portion of the year the Participant was employed by the Company subject to and in accordance with Section 6.9. A Participant not actively at work during a Severance Notice Period will be treated as actively at work for purposes of this Section 3.3 to the extent required by applicable policy or law.
Section 4:    INCENTIVE AWARDS

4.1Performance Goals.

Individual incentive awards will be subject to one or more Corporate Goals and/or individual performance goals, the targeted achievement of which may be expressed as a percentage of a Participant’s base salary. The percentages attributed to the achievement of performance goals will be based upon the global level of the Participant’s job. Such Corporate Goals and individual performance goals, including any applicable targeted achievement levels, will be determined by the Company’s management or by the Compensation Committee. The

Compensation Committee will determinate any Corporate Goals and individual performance goals for the Company’s executive officers (in this Plan, the term “executive officer” is as defined in the applicable regulations of the Securities and Exchange Commission or New York Stock Exchange).

4.1(i) Corporate Goals

Corporate Goals may be established for an applicable Plan Year. Such goals will be established by either the Compensation Committee or the Company’s management, with the Compensation Committee to establish any goals applicable to the Company’s executive officers. Such Corporate Goals can be revised after the beginning of the Plan Year to reflect changing business priorities.

4.1(ii)    Individual Goals

Individual goals and success criteria for each Plan Year may be established for Participants. Depending on the Participant’s level in the Company, such goals will be established by either the Compensation Committee, the Company's management, or jointly by the Participant and Company management with the final determination made by Company management. Such individual goals can be revised after the beginning of the Plan Year to reflect changing business priorities or changes in job or role.

4.2Any awards for Participants who began participating in the Plan after the beginning of the Plan Year (October 1) for a portion of the Plan Year, and who met the eligibility requirements above, will be prorated to reflect the portion of the Plan Year during which the Participant was eligible to participate in the Plan or as otherwise determined by the Administrator or Compensation Committee and to the extent permitted under applicable local policy or law.

Section 5:    VIP PAYOUT DETERMINATION

Following the Performance Period, the Company’s management, or the Compensation Committee for the Company’s executive officers, in their discretion, as applicable, will determine final individual award payouts based on their determination of actual performance against Corporate Goals and/or individual goals applicable to Participants for the Plan Year.

Final incentive award payouts are approved by the CEO except those requiring approval of the Compensation Committee. Awards for the CEO and other executive officers require approval of the Compensation Committee. Unless determined otherwise by the Administrator or the Compensation Committee, Participants whose target award percentage is changed during the Plan Year will have their target award percentage prorated for the portion of time spent at each target award percentage to determine their final award payout for the year.

Section 6:    AWARD ADMINISTRATION

6.1The Plan Year is the fiscal year beginning October 1 and ending September 30.
6.2Final incentive award payouts are approved by the CEO, except that awards for the CEO and other executive officers require approval of the Compensation Committee.
6.3Awards are paid as soon as practical after the end of the Plan Year, but no later than December 15 of the subsequent Plan Year.

6.4Award payments shall be made to Participants in cash, provided that the Compensation Committee may, in its discretion, with respect to any Performance Period and with respect to one or more Participants, provide that all or any portion awards to such Participants shall be paid in Company common stock or awards in respect of Company common stock pursuant to an equity plan maintained by the Company to the extent permitted by the terms of such plan.
6.5Participants generally must be actively working at the close of the Plan Year with continued employment through the date of payment of an award for such Plan Year to be eligible for the payment of an award; provided, however, that for Participants who have made a timely deferral election under the 2005 Deferred Compensation Plan with respect to incentive award amounts that may be awarded under this Plan, in the event such a Participant’s employment terminates after the end of a Plan Year but prior to the actual payment date of such award, the Participant will receive payment of the deferred portion of the award for the Plan Year, which shall be subject to terms of the Participant’s deferral election. In addition, unless determined otherwise by the Administrator or Compensation Committee, Participants on leaves of absence for 180 days or less in a Plan Year are eligible for a full incentive award for the Plan Year without regard to the period they were on leave; Participants on leaves of absence for more than 180 days in a Plan Year are eligible to receive an award prorated (unless otherwise required by applicable local policy or law) to include 180 days plus the number of days they were on paid status and actively performing their jobs. Payouts to Participants on leaves of absence at the time of payout are at the discretion of the Administrator (or the Compensation Committee with respect to the Company’s executive officers).
6.6Participation in the Plan does not guarantee the Participant the payment of an award. All awards under the Plan are discretionary and subject to approval by the CEO or the Compensation Committee, as applicable.
6.7Extraordinary occurrences may be considered by the Compensation Committee, Company management, or the CEO, as applicable, when assessing performance results, and adjustments may be made to the performance measures at the discretion of the Compensation Committee, Company management, or the CEO, as applicable, to ensure that the objectives of the Plan are served.
6.8Awards payable under the Plan may not be assigned, transferred, or subjected to liens except as otherwise provided by law.
6.9Except as provided in Section 6.10, if a Participant’s employment is terminated before the date of payment of an award for the Plan Year for reasons other than Disability, death, or Normal Retirement, the Participant shall not be paid any award for the Plan Year in which employment terminates. Except as otherwise determined by the Administrator or Compensation Committee, if such employment is terminated as a result of Disability or death, a prorated or other payout for the portion of the Plan Year the Participant was employed by the Company may, at the sole discretion of the Administrator (or the Compensation Committee, with respect to the Company’s executive officers), be made to the Participant or, in the event of death, to the Participant’s estate. Except as otherwise determined by the Administrator or Compensation Committee, if a Participant’s employment is terminated as a result of a Normal Retirement, the Participant may, at the sole discretion of the Administrator (or the Compensation Committee, with respect to the Company’s executive officers) be paid a pro-rata award for the Plan Year, subject to the provisions of this Plan. In addition, if the employment of a Participant who has made a timely deferral election under the 2005 Deferred Compensation Plan with respect to incentive award amounts that may be earned under this Plan terminates after the end of a Plan Year but prior to the actual payment date of such award, the Participant will receive payment of the deferred portion of the award for the Plan Year, which shall be subject to terms of the Participant’s deferral election.
6.10Upon termination of a Participant’s employment under a severance benefits plan or agreement, a prorated or other payment may be made pursuant to such plan or agreement at the sole discretion of the Administrator (or the Compensation Committee, with respect to the Company’s executive officers). Any payment under this Section 6.10 shall be conditioned upon the Participant’s prior execution and non-revocation of a severance agreement and release in the form provided by the Company within the time specified by such severance agreement and release form.
6.11Participation in the Plan does not confer any right to employment nor create an employment contract or agreement of any sort with any Participant.
Section 7:    FUNDING; NO CREATION OF TRUST

Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

Section 8:    GENERAL

8.1Notwithstanding any other provision of this Plan to the contrary, any award granted, and/or amount payable or paid hereunder shall be subject to potential cancellation, rescission, recoupment, payback, or other action in accordance with the terms of the Company's Clawback Policy, as it may be amended from time to time (the "Policy"), to the extent the Policy applies to such award or amount. By accepting an award or the payment of any amount under the Plan, each Participant agrees and consents to the Company's application, implementation, and enforcement of (i) the Policy and any future amendment of the Policy or similar policies that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and expressly agrees that the Company may take such actions as are permitted under the Policy, any similar policy (as applicable to any Participant), or applicable law without further consent or action being required by such Participant. To the extent that the terms of this Plan and the Policy conflict, then the terms of such Policy shall prevail.
8.2The Administrator, in consultation with the Senior Vice President, Total Rewards, has the sole responsibility for interpreting and administering the Plan as necessary. The decisions of the Administrator regarding the interpretation and administration of the Plan are final and binding on all parties. The Administrator may delegate decisions related to plan administration to the Senior Vice President, Total Rewards.
8.3All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income and employment taxes. The Participant’s employer shall withhold such taxes in accordance with applicable tax law.
8.4The Plan may be amended or terminated at any time for any reason by the Compensation Committee. In particular and without limitation, the Compensation Committee may at any time amend or add to the provisions of the Plan and the terms of participation in the Plan as it considers necessary or desirable to take account of or to comply with relevant laws or regulations outside the United States or for any other reason.

8.5The effective date of the Plan as amended and restated is July 18, 2022.
8.6The laws of the State of California shall control all matters relating to the Plan.